Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Mylan N.V. of our report dated April 11, 2016 relating to the financial statements of Meda AB, which appears in Mylan N.V.’s Amendment No. 1 to Current Report on Form 8-K/A dated September 6, 2016. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers AB

Stockholm, Sweden

December 1, 2016